INDEPENDENT AUDITORS'  CONSENT

We consent to the incorporation by reference in this Registration Statement relating to l,035,000 shares of common stock of CEL-SCI Corporation on Form S-3 of our report dated November 27, 1996, appearing in the Annual Report on Form 10-K/A of CEL-SCI Corporation for the year ended September 30, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP
Washington, DC
July 7, 1997